Exhibit 3.1

                         CERTIFICATE OF SECOND AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

     DISCOVERY OIL, LTD., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies that:

     I. The Board of Directors duly approved and recommended amendments to the Certificate of Incorporation of the Corporation as previously amended.

     II. Thereafter pursuant to shareholder approval as provided by the General Corporation Law of Delaware, and by the requisite number and majority of shares voting in favor, called together and voting in the manner prescribed by law, the amendments which follow were adopted.

     III. There were 19,312,702 shares of common stock entitled to vote, of which 11,877,625 (61.50%) voted in favor of the amendments which follow. No shares of preferred stock authorized were or ever have been issued.

     IV. Accordingly, the Certificate of Incorporation (as once previously Amended) shall be further amended as follows:

     PARAGRAPH  FOURTH,  SUBPARAGRAPH  A,  AS  AMENDED  PREVIOUSLY,  PROVIDED:

     Authorized Shares: The total number of shares which the Corporation shall be authorized to is 30,000,000, of which 25,000,000 shares shall be common stock par value $0.01 per share, and 5,000,000 shares shall be preferred stock, par value $1.00.

     PARAGRAPH  FOURTH,  SUBPARAGRAPH  A,  AS NOW FURTHER AMENDED, SHALL INSTEAD
PROVIDE:

          Authorized Shares: The total number of shares which the Corporation shall be authorized to is Two-Hundred-Million (200,000,000) shares of common stock par value $0.001 per share.

     PARAGRAPH FOURTH, SUBPARAGRAPH B, SHALL BE DELETED IN ITS ENTIRETY to the effect that no preferred shares shall thereafter be authorized by the amendment.

     V. This Certificate is made and attested to by the President and Secretary of the corporation, and dated August 31, 2001 as follows:




          /s/  Adrew  V.  Ippolito                /s/  M.  Jeanett  Ippolito
         ----------------------------             ------------------------------
               ANDREW V. IPPOLITO                      M. JEANETT IPPOLITO
               President                               Secretary - Treasurer